PURCHASE AND SALE AGREEMENT


                                BETWEEN


                   INDEPENDENCE MINING COMPANY INC.


                                  AND


                           ATLAS CORPORATION


                           October 25, 1995












                         (Page 29 of 64 pages)
                           TABLE OF CONTENTS

                                                                  Page
                                                                  ----

ARTICLE I      PURCHASE OF INDEPENDENCE'S INTEREST IN
               THE PROPERTIES. . . . . . . . . . . . . . . . . . .   1
               1.1  Transfer of Interests to Atlas . . . . . . . .   1
               1.2  Purchase Price . . . . . . . . . . . . . . . .   1

ARTICLE II     CLOSING . . . . . . . . . . . . . . . . . . . . . .   2
               2.1  Closing. . . . . . . . . . . . . . . . . . . .   2
               2.2  Deliveries at Closing. . . . . . . . . . . . .   2

ARTICLE III    OTHER AGREEMENTS OF INDEPENDENCE AND
               ATLAS . . . . . . . . . . . . . . . . . . . . . . .   3
               3.1  Information and Data . . . . . . . . . . . . .   3
               3.2  Transfer of Permits. . . . . . . . . . . . . .   4
               3.3  Assumption of Obligations. . . . . . . . . . .   4
               3.4  NYSE Listing Requirements. . . . . . . . . . .   4
               3.5  Reasonable Best Efforts; Further
                    Assurances . . . . . . . . . . . . . . . . . .   4
               3.6  Access to Records Before Closing . . . . . . .   4
               3.7  Sales, Use, Transfer and Other
                    Taxes. . . . . . . . . . . . . . . . . . . . .   4
               3.8  BLM Exchange Property. . . . . . . . . . . . .   5

ARTICLE IV     REPRESENTATIONS AND WARRANTIES OF
               INDEPENDENCE. . . . . . . . . . . . . . . . . . . .   6
               4.1  Representations and Warranties of
                    Independence . . . . . . . . . . . . . . . . .   6
                    (a)  Organization and Standing . . . . . . . .   6
                    (b)  Qualification . . . . . . . . . . . . . .   6
                    (c)  Corporate Power . . . . . . . . . . . . .   6
                    (d)  Authorization . . . . . . . . . . . . . .   6
                    (e)  Royalties . . . . . . . . . . . . . . . .   7
                    (f)  Permits and Licenses. . . . . . . . . . .   7
                    (g)  Title to Claims . . . . . . . . . . . . .   7
                    (h)  Water Rights. . . . . . . . . . . . . . .   9
                    (i)  Environmental Compliance. . . . . . . . .   9
                    (j)  Material Contracts and
                         Commitments . . . . . . . . . . . . . . .   9
                    (k)  Legality. . . . . . . . . . . . . . . . .  10
                    (l)  Litigation and Claims . . . . . . . . . .  10
                    (m)  Consents. . . . . . . . . . . . . . . . .  10
                    (n)  Taxes . . . . . . . . . . . . . . . . . .  10
                    (o)  Brokerage or Finder's Fee . . . . . . . .  10
                    (p)  Investment Intent . . . . . . . . . . . .  10

                         (Page 30 of 64 pages)
                    (q)  Private Placement
                         Representations . . . . . . . . . . . . .  11
                    (r)  Disclaimer of Warranties. . . . . . . . .  11

ARTICLE V      REPRESENTATIONS AND WARRANTIES OF ATLAS . . . . . .  11
               5.1  Representations and Warranties of
                    Atlas. . . . . . . . . . . . . . . . . . . . .  11
                    (a)  Organization and Standing . . . . . . . .  11
                    (b)  Qualification . . . . . . . . . . . . . .  11
                    (c)  Corporate Power . . . . . . . . . . . . .  12
                    (d)  Authorization . . . . . . . . . . . . . .  12
                    (e)  Brokerage or Finder's Fee . . . . . . . .  12
                    (f)  The Shares. . . . . . . . . . . . . . . .  12
                    (g)  Financial Statements and
                         Reports . . . . . . . . . . . . . . . . .  13
                    (h)  Absence of Certain Changes. . . . . . . .  13
                    (i)  Disclaimer of Warranties. . . . . . . . .  14
                    (j)  Investigation . . . . . . . . . . . . . .  14

ARTICLE VI     INDEMNIFICATION . . . . . . . . . . . . . . . . . .  14
               6.1  Indemnification of Independence. . . . . . . .  14
               6.2  Indemnification of Atlas . . . . . . . . . . .  15
               6.3  Notification; Defense of Third-
                    Party Claims . . . . . . . . . . . . . . . . .  15
               6.4  Notice; Defense of Non-Third-Party
                    Claims . . . . . . . . . . . . . . . . . . . .  16
               6.5  Threshold. . . . . . . . . . . . . . . . . . .  16
               6.6  Affiliate Indemnitees. . . . . . . . . . . . .  16
               6.7  Reliance Upon Representations and
                    Warranties . . . . . . . . . . . . . . . . . .  16

ARTICLE VII    CONDITIONS PRECEDENT TO CLOSING . . . . . . . . . .  17
               7.1  Mutual Conditions. . . . . . . . . . . . . . .  17
                    (a)  Litigation. . . . . . . . . . . . . . . .  17
               7.2  Conditions to Independence's
                    Obligations. . . . . . . . . . . . . . . . . .  17
                    (a)  Representations and Warranties
                         True. . . . . . . . . . . . . . . . . . .  17
                    (b)  No Material Event . . . . . . . . . . . .  17
                    (c)  Consents and Waivers. . . . . . . . . . .  17
                    (d)  Performance of Obligations. . . . . . . .  17
               7.3  Conditions to Atlas' Obligations . . . . . . .  17
                    (a)  Representations and Warranties
                         True. . . . . . . . . . . . . . . . . . .  18
                    (b)  No Material Event . . . . . . . . . . . .  18
                    (c)  Consents and Waivers. . . . . . . . . . .  18
                    (d)  Performance of Obligations. . . . . . . .  18

ARTICLE VIII   [intentionally omitted] . . . . . . . . . . . . . .  18

                         (Page 31 of 64 pages)
ARTICLE IX     SURVIVAL OF REPRESENTATIONS AND
               WARRANTIES. . . . . . . . . . . . . . . . . . . . .  18
               9.1  Survival . . . . . . . . . . . . . . . . . . .  18

ARTICLE X      GENERAL PROVISIONS. . . . . . . . . . . . . . . . .  18
               10.1 Notices. . . . . . . . . . . . . . . . . . . .  18
               10.2 Governing Law. . . . . . . . . . . . . . . . .  19
               10.3 Parties in Interest; Assignment. . . . . . . .  20
               10.4 Entire Agreement . . . . . . . . . . . . . . .  20
               10.5 Modifications; Waiver. . . . . . . . . . . . .  20
               10.6 Severability . . . . . . . . . . . . . . . . .  20
               10.7 Remedies Cumulative. . . . . . . . . . . . . .  20
               10.8 Attorneys' Fees. . . . . . . . . . . . . . . .  20
               10.9 Counterparts . . . . . . . . . . . . . . . . .  20
               10.10     Further Assurances. . . . . . . . . . . .  20
               10.11     Headings. . . . . . . . . . . . . . . . .  21
               10.12     Public Announcements. . . . . . . . . . .  21
               10.13     Confidentiality . . . . . . . . . . . . .  21
               10.14     Certain Definitions . . . . . . . . . . .  21
               10.15     Inconsistencies with Exhibits . . . . . .  23

                         (Page 32 of 64 pages)
                        SCHEDULES AND EXHIBITS

SCHEDULE 4.1(e)  ROYALTIES
SCHEDULE 4.1(f)  PERMITS AND LICENSES
SCHEDULE 4.1(h)  WATER RIGHTS
SCHEDULE 5.1(f)  ATLAS CONVERTIBLE SECURITIES AND REGISTRATION RIGHTS
SCHEDULE 5.1(h)  ATLAS ADVERSE CHANGES


EXHIBIT A-1       DESCRIPTION OF ACQUIRED CLAIMS, LOCATED CLAIMS AND
                  LEASED CLAIMS
EXHIBIT A-2       EXCHANGE PROPERTY
EXHIBIT B-1       REAL PROPERTY QUITCLAIM DEED
EXHIBIT B-2       ASSIGNMENT OF LEASES
EXHIBIT B-3       BILL OF SALE
EXHIBIT B-4       WATER RIGHTS QUITCLAIM DEED
EXHIBIT B-5       ASSUMPTION AGREEMENT
EXHIBIT C         FORM OF OFFICER'S CERTIFICATE - INDEPENDENCE
EXHIBIT D         REGISTRATION RIGHTS AGREEMENT
EXHIBIT E         FORM OF OFFICER'S CERTIFICATE - ATLAS
EXHIBIT F         OPINIONS OF COUDERT BROTHERS AND MORRISON & FOERSTER

                         (Page 33 of 64 pages)
                      PURCHASE AND SALE AGREEMENT


          THIS PURCHASE AND SALE AGREEMENT ("Agreement") is made and entered into this twenty-fifth day of October, 1995, between INDEPENDENCE MINING COMPANY INC., a Delaware corporation,
("Independence"), whose address is 5251 DTC Parkway, Suite 700,
Englewood, Colorado 80111 and ATLAS CORPORATION, a Delaware corporation ("Atlas"), whose address is Suite 3150, 370 Seventeenth Street, Denver, Colorado 80202.


                               RECITALS
                               --------

          WHEREAS, Independence is the owner of the Doby George and Maggie Summit properties located in Elko County, Nevada, as more particularly described in Exhibit A attached hereto and incorporated herein by reference; and

          WHEREAS, Independence desires to sell and Atlas desires to purchase all of Independence's right, title and interest in and to said properties, including all mines and associated facilities, permits, water rights, and rights-of-way owned or held by Independence in connection therewith (the "Properties");

          NOW, THEREFORE, in consideration of the mutual promises herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                               ARTICLE I
         PURCHASE OF INDEPENDENCE'S INTEREST IN THE PROPERTIES
         -----------------------------------------------------

          1.1  Transfer of Interests to Atlas.  On the terms and
               ------------------------------
subject to the conditions set forth herein, Independence agrees to deliver to Atlas at the closing provided for in Article II hereof (the "Closing") (a) a Real Property Quitclaim Deed, (b) an Assignment of Leases, (c) a Bill of Sale and (d) a Water Rights Quitclaim Deed collectively conveying the Properties from Independence to Atlas, in the forms attached hereto as Exhibit B, and certain other instruments and documents as are set forth in Section 2.2(a).

          1.2  Purchase Price.  The purchase price (the "Purchase
               --------------
Price") to be paid to Independence by Atlas pursuant to this Agreement is 1,400,000 shares (the "Shares") of Atlas common stock, par value $1.00 per share (the "Common Stock"), and Four Hundred Thousand and No/100 Dollars ($400,000.00). On the terms and subject to the conditions set forth herein, at the Closing Atlas agrees to pay the Purchase Price to Independence and deliver certain other documents, all as described in Section 2.2(b).

                         (Page 34 of 64 pages)
                              ARTICLE II
                                CLOSING
                                -------

          2.1  Closing.  Upon the terms and subject to the conditions
               -------
set forth in this Agreement, the Closing of the transactions provided for in Article I hereof will take place at the offices of Davis, Graham & Stubbs, L.L.C., in Denver, Colorado, on October 25, 1995, or such other date as mutually agreed by the parties (the "Closing Date").

          2.2  Deliveries at Closing.  At the Closing:
               ---------------------

               (a)  Independence will deliver to Atlas the following:

                    (i) An executed and acknowledged Real Property Quitclaim Deed covering the Acquired Claims and the Located Claims (as set forth in parts (ii) and (iii) of Exhibit A-1) in the form attached hereto as Exhibit B-1;

                   (ii) An executed and acknowledged Assignment of Leases covering the Leased Claims (as set forth in part (i) of Exhibit A-1) in the form attached hereto as Exhibit B-2;

                  (iii) An executed and acknowledged Bill of Sale covering any personal property associated with the Acquired Claims, the Located Claims or the Leased Claims in the form attached hereto as Exhibit B-3;

                   (iv) An executed and acknowledged Water Rights Quitclaim Deed covering the Water Rights in the form attached hereto as Exhibit B-4;

                    (v)  Certificates of good standing for
Independence from the Secretary of State of the States of Delaware and Nevada; and

                   (vi) An Officer's Certificate in the form attached hereto as Exhibit C.

               (b)  Atlas will deliver to Independence the following:

                    (i) A certificate or certificates representing the Shares, registered in Independence's name and bearing the following legend:

                    The shares represented by this
          Certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), and are "restricted securities" as that term is defined in Rule 144 under the Act and may not be sold, transferred, assigned, pledged or hypothecated except pursuant to an effective registration statement or an opinion of counsel reasonably satisfactory to Atlas Corporation to the effect that registration under the Act is not required. The shares are being

                         (Page 35 of 64 pages)
          acquired solely for the purpose of investment, and not with a view to the distribution or sale of any part thereof. The shares have been acquired subject to the terms and conditions of that certain Purchase and Sale Agreement between Independence Mining Company Inc. and Atlas
          Corporation dated October 25, 1995.

                   (ii) $400,000.00 in immediately available funds, plus an amount of money (in immediately available funds) equal to the federal and state claim holding and filing fees required to maintain the Properties in good standing, prorated on a daily basis to the date hereof, for the assessment year commencing September 1, 1995;

                  (iii) If the Closing occurs on or after November 4, 1995, $30,000.00 in immediately available funds in respect of Independence's payment to Thomas E. and Frances Bilbao under a certain Mining Lease dated November 4, 1983 as more fully described in Exhibit A-1;

                   (iv) An assumption of obligations in the form of the Assumption Agreement attached hereto as Exhibit B-5 as required by
Section 3.3;

                    (v) A registration rights agreement pertaining to the Shares in the form of Exhibit D;

                   (vi) A certificate of good standing for Atlas from the Secretary of State of the State of Delaware;

                  (vii) An Officer's Certificate in the form attached hereto as Exhibit E; and

                 (viii) The opinions of Coudert Brothers and Morrison & Foerster in the form of Exhibit F hereto.


                              ARTICLE III
              OTHER AGREEMENTS OF INDEPENDENCE AND ATLAS
              ------------------------------------------

          3.1  Information and Data.  Upon Closing, Independence shall
               --------------------
deliver to Atlas originals and copies of all records, data and information in its possession relating to the Properties, including, without limitation, title and environmental data, and all maps, surveys, technical reports, drill logs, and all metallurgical, geological, geophysical, geochemical, permitting and other technical data pertaining to the Properties in its possession; provided, however, that Independence may retain copies of any or all of such data; and provided, further, that if any such data includes information other than with respect to the Properties the data may be excerpted so as to provide only the information with respect to the Properties.

                         (Page 36 of 64 pages)
          3.2  Transfer of Permits.  For a period of sixty days
               -------------------
following Closing, Independence shall cooperate with Atlas to achieve, to the extent reasonably possible, the assignment from Independence to Atlas of any existing permits with respect to the Properties.

          3.3  Assumption of Obligations.  Upon Closing, Atlas shall
               -------------------------
assume Independence's obligations in connection with the Properties as set forth in the Assumption Agreement, including obligations arising under any permits issued by any federal, state or local authority, and reclamation obligations, and Atlas will execute an assumption of such obligations in the form of Exhibit B-5.

          3.4  NYSE Listing Requirements.  At the time of Closing,
               -------------------------
Atlas shall have complied with the requirements of the New York Stock Exchange regarding the issuance by Atlas of the Shares, and the Shares shall have been accepted for listing on such exchange.

          3.5  Reasonable Best Efforts; Further Assurances.  Subject
               -------------------------------------------
to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Atlas and Independence will each use their respective reasonable best efforts (without incurring any extraordinary expense or payment to any third party in excess of $2,500, or instituting litigation) to obtain consents of all third parties and governmental bodies necessary to the consummation of the transactions contemplated by this Agreement; provided, however, that the foregoing expense limitation shall not apply to Atlas' costs in acquiring any permits from Independence or to any action necessary or advisable in connection with the issuance, listing or registration of the Shares. As used herein, "Further Assurances" shall mean any deeds, assignments, consents, powers of attorney or other documents which may be reasonably required to transfer ownership of the Properties to Atlas, to confirm such ownership or facilitate effective recordation thereof, or to put Atlas in actual possession and operating control of the Properties.

          3.6  Access to Records Before Closing.  Prior to the Closing
               --------------------------------
Date, each of the parties agrees that it will give, or cause to be given, to the other party and its representatives, during normal business hours upon reasonable notice and at the other party's expense, full and unrestricted access to its personnel, officers, agents, employees, assets, properties, titles, contracts, books, records, files and documents with respect to, in Independence's case, the Properties, and in Atlas' case, Atlas (including financial, tax, budget, projections, auditors' work papers and other information) and to such party's personnel, as is reasonably necessary to allow such other party to obtain such information as it shall desire, and to make copies of all such materials. All materials copied pursuant hereto shall be maintained in confidence and all such copies shall be returned to the party providing such materials if the transactions contemplated hereunder fail to occur.

          3.7  Sales, Use, Transfer and Other Taxes.  Any sales and
               ------------------------------------
use taxes and real property transfer taxes imposed on the transfer of the Properties by Independence to Atlas shall be paid by Atlas. The parties shall cooperate in obtaining any available

                         (Page 37 of 64 pages)
exemptions from sales, use and transfer taxes. Prior to Closing, Independence shall pay all expenses owed by it ordinarily paid in the normal course of owning the Properties. All claim transfer fees assessed by the United States, Department of the Interior, Bureau of Land Management (the "BLM"), and all expenses of recording instruments of conveyance covering the Properties shall be paid by Atlas.

          3.8  BLM Exchange Property.  Independence has entered into
               ---------------------
an exchange agreement with the BLM to obtain fee title to the property on which certain unpatented mining claims held by Independence are located (the "Exchange Property"). The Exchange Property is more particularly described in Exhibit A-2.

          Certain unpatented mining claims held by Independence and comprising a portion of the Properties are located on and, in some instances, extend across the exterior boundaries of the Exchange Property (the "Exchange Claims"). The Exchange Claims are more particularly described in Exhibit A-2.

          The conveyance of fee title to the Exchange Property to Atlas is not a condition to Closing and the parties understand and agree that the consummation of the contemplated exchange with the BLM may occur after the Closing or not at all. Independence is in no manner obligated by this Agreement or otherwise to complete the exchange and convey fee title to the Exchange Property to Atlas. However, if Independence completes the contemplated exchange with the BLM and is conveyed fee title to the Exchange Property, for no additional consideration, Independence shall convey to Atlas all of its right, title and interest in and to the Exchange Property and the fractions of the Exchange Claims that remain on the public lands adjacent to the Exchange Property without any representations and warranties of title, whatsoever.

          If Independence does not complete the contemplated exchange with the BLM and/or is not conveyed fee title to the Exchange Property, for any reason, including, without limitation, a discretionary decision by Independence not to complete the exchange, for no additional consideration, Independence shall convey to Atlas all of its right, title and interest in and to the Exchange Claims. Real property transfer taxes associated with the foregoing conveyance to Atlas shall be paid by Atlas; all costs and expenses to complete the contemplated exchange with the BLM shall be paid by Independence. Notwithstanding anything in this Agreement that may appear to be to the contrary, this Section 3.8 shall survive Closing until the conveyance to Atlas of the Exchange Property and the fractions of the Exchange Claims or the Exchange Claims, whichever is applicable. Unless otherwise agreed by Independence and Atlas, if the contemplated exchange with the BLM is not completed on or before September 30, 1998, Independence shall convey to Atlas the Exchange Claims on or before October 31, 1998. Such conveyance will be made subject to the same representations set forth in Section 4.1(g)(ii) hereof, which representations shall survive for a period of 45 days from the date of conveyance.

          From the Closing through conveyance to Atlas of the Exchange Property or the Exchange Claims, whichever is applicable, Independence grants to Atlas non-exclusive access to and the non-exclusive right to use and occupy the surface and subsurface of the

                         (Page 38 of 64 pages)
Exchange Claims for all lawful and reasonable purposes, including, without limitation, properly permitted exploration, development, mining, mineral processing or related activities. During the period from Closing through the conveyance to Atlas of the Exchange Property or the Exchange Claims, Atlas agrees to pay all claim rental and maintenance fees required to be paid under federal law in lieu of performance of assessment work in order to maintain the Exchange Claims and to make such filings and record such documents as are required to maintain those claims as valid (including, without limitation, timely and properly making filings required under FLPMA, as defined below). Atlas agrees to indemnify, defend and hold Independence harmless from and against any and all Losses, as defined in Section 6.1 below, incurred or sustained by Independence in or as a result of or in any way related to Atlas' activities on, in or in the vicinity of the Exchange Claims.


                              ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES
                    ------------------------------
                            OF INDEPENDENCE
                            ---------------

          4.1  Representations and Warranties of Independence.
               ----------------------------------------------
Independence hereby represents and warrants to Atlas as of the date hereof as follows, and this Agreement is made in reliance on the following representations and warranties, each of which is deemed to be a separate representation and warranty:

               (a)  Organization and Standing.  Independence is a
                    -------------------------
corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware.

               (b)  Qualification.  Independence is duly qualified to
                    -------------
do business in the State of Nevada and each additional jurisdiction in which the nature of property owned or leased or the nature of the business conducted by it requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the business, operation, or financial condition of Independence.

               (c)  Corporate Power.  Independence has the requisite
                    ---------------
corporate power and authority (i) to enter into this Agreement and all other agreements contemplated hereby, and (ii) to carry out and perform its obligations under the terms and provisions of this Agreement and all agreements contemplated hereby.

               (d)  Authorization.  All corporate action on the part
                    -------------
of Independence and its officers, directors and shareholders necessary for the execution, delivery, and performance of this Agreement and all other agreements of Independence contemplated hereby, has been taken. This Agreement and all agreements and instruments contemplated hereby to which Independence is a party, when executed and delivered by the parties thereto, will be legal, valid, and binding obligations of Independence enforceable against Independence in accordance with their respective terms. The execution, delivery and performance of this Agreement by Independence will not violate any provision of law; any order of any court or other agency of government; or any provision of any indenture, agreement or other instrument to which Independence is a party or by which its properties or

                         (Page 39 of 64 pages)
assets are bound; or be in conflict with, result in a breach of or constitute (with due notice and lapse of time) a default under any such indenture, agreement or other instrument, in each case except for such matters as would not have a material adverse effect on the Properties taken as a whole. There is no law, rule or regulation, nor is there any judgment, decree or order of any court or governmental authority binding on Independence which would be contravened by the execution, delivery, performance or enforcement of this Agreement or any instrument required hereunder, except for such matters as would not have a material adverse effect on the Properties taken as a whole. Notwithstanding the foregoing, no representation is made as to (i) the remedy of specific performance or other equitable remedies for the enforcement of this Agreement or any other agreement contemplated hereby or (ii) rights to indemnity under this Agreement for securities law liability. Additionally, this representation is limited by applicable bankruptcy, insolvency, moratorium and other similar laws affecting generally the rights of creditors and secured parties.

               (e)  Royalties.  Except as set forth on
                    ---------
Schedule 4.1(e), to Independence's Knowledge there are no royalties or other burdens on production affecting the Properties.

               (f)  Permits and Licenses.  To Independence's
                    --------------------
Knowledge, Independence has obtained all permits, licenses, approvals, authorizations and qualifications from all federal, state and local authorities required for it to carry on its operations at or on the Properties, except for such matters as would not have a material adverse effect on the Properties taken as a whole. A list of all currently active material permits, licenses, consents, approvals, authorizations, and qualifications obtained by Independence in connection with its operations on the Properties as of the date of this Agreement, true and correct copies of each of which have been made available to Atlas, is set forth on Schedule 4.1(f). To Independence's Knowledge, its ownership and operation of the Properties is not in violation of and has resulted in no liability (other than liability for compliance with existing permits and laws, including but not limited to performance of reclamation) under any statute, rule or regulation of any governmental authority applicable to the Properties, other than violations or liability, if any, which have not resulted and would not be reasonably expected to result in any material loss or liability.

               (g)  Title to Claims.  Except as disclosed in
                    ---------------
Exhibit A, to Independence's Knowledge:

                    (i)  Leased Claims.  Each of the leases set forth
                         -------------
in Exhibit A-1 (the "Leases") is in full force and effect in accordance with its terms, free from material default by Independence; and Independence has received no written or other notice from any lessor under any Lease asserting a default by Independence in the performance of the terms of any Lease. As to the Leased Claims, subject to the paramount title of the United States, to Independence's
Knowledge: (A) Independence is in exclusive possession thereof, free and clear of all liens, encumbrances or other burdens on production (except as set forth on Schedule 4.1(e)) or claims of third parties arising by, through or under Independence; (B) since Independence acquired a leasehold interest in the unpatented Leased Claims, assessment work, intended in good faith to satisfy the requirements of state and

                         (Page 40 of 64 pages)
federal laws and regulations and generally regarded in the mining industry as sufficient, for all assessment years up to and including the assessment year ending September 1, 1992, was timely performed on or for the benefit of those Leased Claims and affidavits evidencing such work were timely recorded; (C) since Independence acquired a leasehold interest in the unpatented Leased Claims, claim rental and maintenance fees required to be paid under federal law in lieu of the performance of assessment work, in order to maintain those Leased Claims commencing with the assessment year ending on September 1, 1993 and through the assessment year ending on September 1, 1996, have been timely and properly paid, and affidavits or other notices evidencing such payments and required under federal or state laws or regulations have been timely and properly filed or recorded; (D) since Independence acquired a leasehold interest in the unpatented Leased Claims, all filings with the BLM with respect to those Leased Claims which are required under the Federal Land Policy and Management Act of 1976, as amended ("FLPMA") have been timely and properly made, and (E) there are no actions or administrative or other proceedings pending or threatened against or affecting the Leased Claims. Nothing herein shall be deemed a representation that any of the unpatented Leased Claims contains a discovery of valuable minerals.

                   (ii)  Acquired Claims.  As to the Acquired Claims,
                         ---------------
subject to the paramount title of the United States, to Independence's
Knowledge: (A) Independence is in exclusive possession thereof; free and clear of all liens, encumbrances or other burdens on production (except as set forth on Schedule 4.1(e)) or claims of third parties arising by, through or under Independence; (B) since Independence acquired the Acquired Claims, assessment work, intended in good faith to satisfy the requirements of state and federal laws and regulations and generally regarded in the mining industry as sufficient, for all assessment years up to and including the assessment year ending September 1, 1992, was timely performed on or for the benefit of the Acquired Claims and affidavits evidencing such work were timely recorded; (C) since Independence acquired the Acquired Claims, claim rental and maintenance fees required to be paid under federal law in lieu of the performance of assessment work, in order to maintain the Acquired Claims commencing with the assessment year ending on September 1, 1993 and through the assessment year ending on September 1, 1996, have been timely and properly paid, and affidavits or other notices evidencing such payments and required under federal or state laws or regulations have been timely and properly filed or recorded; (D) since Independence acquired the Acquired Claims, all filings with the BLM with respect to the Acquired Claims which are required under the FLPMA have been timely and properly made, and (E) there are no actions or administrative or other proceedings pending or threatened against or affecting the Acquired Claims. Nothing herein shall be deemed a representation that any of the Acquired Claims contains a discovery of valuable minerals.

                  (iii)  Located Claims.  As to the Located Claims, to
                         --------------
Independence's Knowledge: (A) Independence is in exclusive possession thereof; free and clear of all liens, encumbrances or other burdens on production (except as set forth on Schedule 4.1(e)) or claims of third parties arising by, through or under Independence; (B) the Located Claims were located, staked, filed and recorded on available public domain land in compliance with all applicable state and federal laws and regulations; (C) assessment work, intended in good faith to satisfy the requirements of state and federal laws and regulations

                         (Page 41 of 64 pages)
and generally regarded in the mining industry as sufficient, for all assessment years up to and including the assessment year ending September 1, 1992, was timely performed on or for the benefit of the Located Claims and affidavits evidencing such work were timely recorded; (D) claim rental and maintenance fees required to be paid under federal law in lieu of the performance of assessment work, in order to maintain the Located Claims commencing with the assessment year ending on September 1, 1993 and through the assessment year ending on September 1, 1996, have been timely and properly paid, and affidavits or other notices evidencing such payments and required under federal or state laws or regulations have been timely and properly filed or recorded; (E) all filings with the BLM with respect to the Located Claims which are required under the FLPMA have been timely and properly made, and (F) there are no actions or administrative or other proceedings pending or to the knowledge of Independence threatened against or affecting the Located Claims. Nothing herein shall be deemed a representation that any of the Located Claims contains a discovery of valuable minerals.

                   (iv)  Claim Remonumentation.  With respect to each
                         ---------------------
of the unpatented mining claims comprising a portion of the Properties, Independence represents that they have been remonumented as necessary, and that evidence of such remonumentation has been timely and properly recorded, all in compliance with the provisions of N.R.S. Section 517.030.

               (h)  Water Rights.  Set forth on Schedule 4.1(h) is a
                    ------------
list that, to Independence's Knowledge, correctly and completely describes all water rights, whether surface, underground, direct flow, reservoir, storage, or otherwise held or utilized by Independence in connection with its operations at the Properties.

               (i)  Environmental Compliance.  To the Knowledge of
                    ------------------------
Independence, there are no conditions or activities at or on the Properties which would result in a violation of or liability under applicable Environmental Laws, except for such matters as would not have a material adverse effect on the Properties taken as a whole. To the Knowledge of Independence, there have been issued under applicable Environmental Laws no notices of violation or consent orders to which Independence (with respect to its operations at the Properties) or the Properties are subject, except for such matters as would not have a material adverse effect on the Properties taken as a whole. There are no pending or, to the Knowledge of Independence, threatened proceedings by or before any court or other governmental authority against Independence with respect to its operation or ownership of the Properties alleged to be, or have been, in violation of, under, any Environmental Law, except for such matters as would not have a material adverse effect on the Properties taken as a whole.

               (j)  Material Contracts and Commitments.  Independence
                    ----------------------------------
has performed all material obligations required to be performed by it under all contracts and commitments affecting the Properties to which it is a party, a complete list of which is set forth on Exhibit A-1,
Schedule 4.1(e), Schedule 4.1(f) and Schedule 4.1(h), and true and correct copies of each of which have been made available to Atlas, and is not in default, and will not be in default as a result of the consummation of the transactions contemplated

                         (Page 42 of 64 pages)
herein, under any contract, agreement, mortgage, indenture, loan agreement, lease, license, judgment, injunction, decree, order, determination, award, restriction, or other instrument to which it is a party in connection with the Properties, except for such matters as would not have a material adverse effect on the Properties taken as a whole.

               (k)  Legality.  To the Knowledge of Independence,
                    --------
Independence's operations on the Properties have been conducted in material compliance with applicable laws, rules, ordinances and other governmental regulations, including, without limitation, those relating to zoning, condemnation, mining, reclamation, environmental matters, equal employment, and federal, state, or local health and safety laws, rules, and regulations, except for such violations as would not materially adversely affect the Properties.

               (l)  Litigation and Claims.  To the Knowledge of
                    ---------------------
Independence, other than matters affecting the U.S. mining industry as a whole, there are no actions, suits or proceedings pending or threatened against or affecting the Properties, including any actions, suits, or proceedings being prosecuted by any federal, state, or local department, commission, board, bureau, agency, or instrumentality. To the Knowledge of Independence, Independence is not in any material default with respect to, or subject to, any order, writ, injunction, judgment or decree of any court or any federal, state or local department, commission, board, bureau, agency or instrumentality which relates to the Properties.

               (m)  Consents.  Independence has obtained all consents,
                    --------
approvals, authorizations, declarations, or filings required by any federal, state, local, or other authority, or any lenders, lessors, creditors, and other third parties in connection with the valid execution, delivery, and performance by it of this Agreement and the consummation by it of the transactions contemplated hereby, except such consents which are customarily obtained following an assignment or conveyance of mining properties as contemplated hereby.

               (n)  Taxes.  Independence, so long as it has been in
                    -----
possession of the Properties, has duly and timely filed, in correct form, all federal, state and local income, excise, property and other tax returns, reports or statements required to be filed by it with respect to the Properties and has fully paid all taxes, fees, assessments, penalties, and interest due in respect of any such returns, reports, or statements, except for such matters as would not have a material adverse effect on the Properties taken as a whole.

               (o)  Brokerage or Finder's Fee.  All negotiations
                    -------------------------
relative to this Agreement and the transactions contemplated hereby have been carried on by Independence in such manner as not to give rise to any valid claim against Atlas for a brokerage commission, finder's fee, or other fee or commission arising by reason of the transactions contemplated by this Agreement.

               (p)  Investment Intent.  Independence is acquiring the
                    -----------------
Shares solely for the purpose of investment, and not with a view to the distribution or sale of any part thereof. Independence acknowledges that the Shares have not been registered under the Securities Act or any state securities law, and are being issued and sold in reliance on

                         (Page 43 of 64 pages)
exemptions from such registration requirements that are available only if the Shares are not being offered to the public and are being acquired for investment and not with a present view to their distribution or sale.

               (q)  Private Placement Representations.
                    ---------------------------------

                    (i) (A) Independence can bear the economic risk of losing its entire investment in the Shares and can afford to hold the Shares for an indefinite period of time; and

                         (B)  Independence is an Accredited Investor
as defined in Rule 501(a) of Regulation D of the Securities Act.

                   (ii) Independence has received, read and reviewed and is familiar with Atlas's Form 10-K for the year ended June 30, 1995, and its Annual Report to Stockholders for 1995 and its Form 8-K dated October 4, 1995 (collectively, the "Reports"), and confirms that all requested documents, records and books pertaining to its investment in Atlas have been made available or delivered to it.

                  (iii) Independence has had the opportunity to ask questions of, and receive answers from, officers of Atlas concerning its investment in the Shares and additional information necessary to verify the accuracy of the information contained in the Reports.

               (r)  Disclaimer of Warranties.  EXCEPT AS PROVIDED IN
                    ------------------------
THIS AGREEMENT, INDEPENDENCE MAKES NO WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTIES AS TO TITLE, OWNERSHIP, USE, POSSESSION, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, MINERAL QUANTITY, MINERAL RESERVES, MINERAL RESOURCES, ORE GRADES, RECOVERABILITY, VALUE, MINEABILITY, CONDITION, OPERATION, DESIGN, CAPACITY OR OTHERWISE.


                               ARTICLE V
                REPRESENTATIONS AND WARRANTIES OF ATLAS
                ---------------------------------------

          5.1  Representations and Warranties of Atlas.  Atlas hereby
               ---------------------------------------
represents and warrants to Independence as of the date hereof as follows, and this Agreement is made in reliance on the following representations and warranties, each of which is deemed to be a separate representation and warranty:

               (a)  Organization and Standing.  Atlas is a corporation
                    -------------------------
duly incorporated, validly existing, and in good standing under the laws of the State of Delaware.

               (b)  Qualification.  Atlas is duly qualified to do
                    -------------
business in each jurisdiction in which the nature of property owned or leased or the nature of the business

                         (Page 44 of 64 pages)
conducted by it requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the business, operation, or financial condition of Atlas.

               (c)  Corporate Power.  Atlas has the requisite
                    ---------------
corporate power and authority (i) to enter into this Agreement and all other agreements contemplated hereby, and (ii) to carry out and perform its obligations under the terms and provisions of this Agreement and all agreements contemplated hereby.

               (d)  Authorization.  The requisite corporate action on
                    -------------
the part of Atlas necessary for the execution, delivery, and performance of this Agreement and all other agreements of Atlas contemplated hereby has been taken. This Agreement and all agreements and instruments contemplated hereby to which Atlas is a party, when executed and delivered by the parties thereto, will be the legal, valid, and binding obligations of Atlas enforceable against Atlas in accordance with their respective terms. The execution, delivery, and performance of this Agreement by Atlas will not violate any provision of law; any order of any court or other agency of government; or any provision of any indenture, agreement or other instrument to which Atlas is a party or by which its properties or assets are bound; or be in conflict with, result in a breach of or constitute (with due notice and lapse of time) a default under any such indenture, agreement or other instrument. There is no law, rule or regulation, nor is there any judgment, decree or order of any court or governmental authority binding on Atlas which would be contravened by the execution, delivery performance or enforcement of this Agreement or any instrument required hereunder, except for such matters as would not, individually or in the aggregate, have a material adverse effect on the business, assets, liabilities (actual or contingent), results of operations, prospects, financial or other condition or operations of Atlas. Notwithstanding the foregoing, no representation is made as to (i) the remedy of specific performance or other equitable remedies for the enforcement of this Agreement or any other agreement contemplated hereby or (ii) rights to indemnity under this Agreement for securities law liability. Additionally, this representation is limited by applicable bankruptcy, insolvency, moratorium and other similar laws affecting generally the rights of creditors and secured parties.

               (e)  Brokerage or Finder's Fee.  All negotiations
                    -------------------------
relative to this Agreement and the transactions contemplated hereby have been carried on by Atlas in such manner as not to give rise to any valid claim against Independence for a brokerage commission, finder's fee or other fee or commission arising by reason of the transactions contemplated by this Agreement.

               (f)  The Shares.  On the date of this Agreement, the
                    ----------
authorized capital stock of Atlas consists of 50,000,000 shares of Common Stock, 18,634,743 shares of which are issued and outstanding, none of which are held in Atlas's treasury, and 1,000,000 shares of preferred stock, par value $1.00 per share. The preferred stock is issuable in series, with designations, rights and preferences to be fixed by Atlas' Board of Directors. The Board of Directors has established a series of 150,000 shares of Series Preferred Stock designates Series A Junior Participating Preferred Stock, no shares of which have been issued. Except as set forth on Schedule 5.1(f), Atlas does not have outstanding any stock or securities convertible or exchangeable for any shares of its capital stock. The Shares have

                         (Page 45 of 64 pages)
been duly authorized for issuance and reserved therefor and, when issued, all of the Shares shall be validly issued, fully paid and nonassessable shares of capital stock of Atlas, free and clear of all liens, charges and encumbrances. There does not exist any preemptive right in favor of any person with respect to the Shares. Except as set forth on Schedule 5.1(f), there does not exist any agreement by Atlas to register any stock or securities of Atlas for sale under the Securities Act.

               (g)  Financial Statements and Reports.
                    --------------------------------

                    (i) Since July 1, 1994, and through the Closing Date, Atlas has filed all required forms, reports and documents with the U.S. Securities and Exchange Commission (the "SEC") required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which have complied as of their respective filing dates and, if applicable, effective dates in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules promulgated thereunder. None of such forms, reports or documents, including, without limitation, any financial statements or schedules included therein, at the time filed or at the time effective, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                   (ii)  As of the Closing Date, the audited
consolidated balance sheets and the related consolidated statements of net earnings and of changes in financial position or cash flows, as the case may be (including the related notes thereto), of Atlas included in Atlas's Annual Reports on Form 10-K for the fiscal years or periods ended June 30, 1995 and 1994, respectively, present fairly the consolidated financial position of Atlas as of their respective dates, and the results of consolidated operations and changes in consolidated financial position or cash flows, as the case may be, for the periods presented therein, all in conformity with generally accepted accounting principles consistently applied, except as otherwise noted therein.

                  (iii) As of the Closing Date, except as and to the extent set forth on the consolidated balance sheet of Atlas as at June 30, 1995, including the notes thereto, neither Atlas nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with generally accepted accounting principles, except for liabilities or obligations incurred in the ordinary course of business since June 30, 1995 which would not, individually or in the aggregate, have a material adverse effect on the business, assets, liabilities (actual or contingent), results of operations, prospects, financial or other condition or operations of Atlas.

               (h)  Absence of Certain Changes.  Except as set forth
                    --------------------------
on Section 5.1(h), since June 30, 1995 and through the Closing Date, there has not been:

                         (Page 46 of 64 pages)
                    (i) any material adverse change, however caused, in the business, assets, liabilities (actual or contingent), results of operations, prospects, financial or other condition or operations of Atlas;

                   (ii) any change in Atlas's authorized or actual equity capitalization;

                  (iii) any damage, destruction or casualty loss, materially and adversely affecting the business, assets, liabilities (actual or contingent), results of operations, prospects, or financial or other condition or operations of Atlas, whether or not insured;

                   (iv) any incurrence of long-term debt or any other material liability or obligation, actual or contingent, other than current liabilities incurred in the ordinary and usual course of business consistent with past practices;

                    (v) entry into, or agreement or commitment to enter into, any agreement, commitment or transaction (including, without limitation, any borrowing, capital expenditure or financing or any amendment, modification or termination of any existing agreement, commitment or transaction) other than in the ordinary and usual course of business consistent with past practices;

                   (vi) acquisition or disposition of, or entry into any agreement with respect to the acquisition or disposition of a significant amount of assets; or

                  (vii) any agreement with respect to any of the foregoing.

               (i)  Disclaimer of Warranties.  EXCEPT AS PROVIDED IN
                    ------------------------
THIS AGREEMENT, ATLAS MAKES NO WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE SHARES.

               (j)  Investigation.  Atlas has conducted its own
                    -------------
investigation and made its own evaluation of the Properties, and is relying solely on such investigation and the specific representations of Independence in Article IV hereof in determining to proceed with the transaction contemplated by this Agreement. The scope of Atlas' investigation was determined by Atlas in its sole discretion. From its business, Atlas is familiar with properties and property acquisitions similar to the Properties and the transactions contemplated hereby.


                              ARTICLE VI
                            INDEMNIFICATION
                            ---------------

          6.1  Indemnification of Independence.  Except as provided in
               -------------------------------
Section 6.3, Atlas hereby agrees to indemnify, defend and hold
Independence, its successors and assigns, harmless from and against any and all liabilities, claims, damages, losses, or expenses

                         (Page 47 of 64 pages)
(including interest and penalties, reasonable attorneys' fees, and other reasonable expenses of defending any actions relating thereto) (collectively, "Losses") incurred or sustained by Independence in or as a result of or arising out of any breach or inaccuracy of the specific representations and warranties made by Atlas herein, or the breach by Atlas of any of the agreements, covenants, conditions, and obligations of Atlas contained in this Agreement, including but not limited to those set forth in the Assumption of Obligations. In addition, Atlas fully releases and discharges Independence and agrees to save, defend and indemnify Independence against and hold it harmless from any and all Losses directly or indirectly relating to
(i) any release or threat of release of any Hazardous Materials (as hereinafter defined) in, on, under or from any of the Properties whenever occurring or (ii) any violation of any Environmental Law (as hereinafter defined) relating to the Properties whenever occurring.

          6.2  Indemnification of Atlas.  Except as provided in
               ------------------------
Section 6.3, Independence hereby agrees to indemnify, defend and hold Atlas, its successors and assigns, harmless from and against any and all Losses incurred or sustained by Atlas in or as a result of or arising out of (a) any breach or inaccuracy of the specific representations and warranties made by Independence in (i)
Sections 4.1(a), 4.1(b), 4.1(c), 4.1(d), 4.1(o), 4.1(p) and 4.1(q)
hereof, and (ii) Section 4.1(g) hereof, and (b) the breach by Independence of any of the post-Closing agreements, covenants and obligations of Independence contained in this Agreement.

          6.3  Notification; Defense of Third-Party Claims.  An
               -------------------------------------------
indemnified person or entity shall give written notice to the indemnifying person or entity promptly of any claim, suit, action, the commencement of any proceeding or demand of which such indemnified person or entity has received written notice from a third party (that is, a party other than a party to this Agreement) and as to which such indemnified person or entity believes it may be entitled to indemnification or contribution hereunder or under this Agreement (provided, that failure to give such notice which does not materially disadvantage the indemnifying person or entity shall not relieve the indemnifying person or entity from liability hereunder). The indemnifying person or entity will not settle or compromise any such pending claim, action or suit, without (i) the prior written consent of the indemnified person or entity, which consent shall not be unreasonably withheld, and (ii) obtaining a release of the indemnified person or entity from all liability in respect thereof. The indemnifying person or entity shall have the right to participate in or assume and direct the defense at its own expense against any such claim, suit or demand, in its name or in the name of the indemnified person, as the case may be, and with counsel selected by the indemnifying person; provided, that if (i) such claim, suit or demand seeks an order, injunction or other equitable relief against the indemnified person or entity or (ii) the indemnified person or entity shall have reasonably concluded that there is a substantial conflict of interest between the indemnifying person or entity and the indemni-fied person or entity in the conduct of the defense of such claim, suit or demand, then the indemnified party may employ separate counsel and participate in and direct the defense of such claim, suit or demand to the extent necessary to protect its interest and the indemnifying person or entity will pay the reasonable fees and disbursements of such separate counsel; provided, however, that the indemnifying person or entity shall not be responsible for the fees and disbursements of more than one separate counsel for all

                         (Page 48 of 64 pages)
indemnified persons or entities in any jurisdiction or in any single proceeding. Except as provided in the preceding sentence, after notice from the indemnifying party of its election to assume the defense thereof, the indemnifying person or entity shall not be liable to the indemnified party for any legal or other expense incurred by the indemnified party in connection with such claim. Such assumed defense shall be conducted expeditiously (but with regard to obtaining the most favorable outcome reasonably likely under the circumstances, taking into account costs) and the indemnified person or entity shall be advised promptly of all significant developments. The indemnified person or entity shall have the right to participate fully in the defense of any claim, suit or demand so assumed, with separate counsel selected by it and at its own expense. The indemnified person or entity shall cooperate with the indemnifying person or entity, and keep the indemnifying person or entity reasonably informed, in its participation or defense of any such claim, suit or demand.

          6.4  Notice; Defense of Non-Third-Party Claims.  An
               -----------------------------------------
indemnified person or entity shall give written notice to an indemnifying person or entity promptly of any other claim it may have for indemnification under this Article 6; provided, that failure to give such notice which does not materially disadvantage the indemnifying person or entity shall not relieve the indemnifying person or entity from liability hereunder. No indemnified person or entity shall be entitled to make any claim for indemnification under this Article 6 with respect to any breach of any particular representation or warranty, after the date on which such representa-tion and warranty ceases to survive pursuant to Article 9; provided,
                                                           --------
however, that, if prior to the close of business on the date any
-------
representation or warranty ceases to survive, the indemnifying party shall have received written notification of a claim for indemnity hereunder containing the basis of any such claim and a brief statement of the relevant facts to the extent known, and such claim shall not have been finally resolved or disposed of on that date, such claim shall continue as a basis for indemnity until finally resolved or disposed of.

          6.5  Threshold.  No claim may be made for indemnification
               ---------
pursuant to this Article 6 with respect to any individual item of liability or damage arising out of the breach or inaccuracy of any representation or warranty unless such item or any series of items arising out of the related or similar facts exceeds $1,000 and unless and until the aggregate of all such liabilities and damages shall exceed $50,000, in which case the indemnifying party shall then be liable for all Losses, including the original $50,000.

          6.6  Affiliate Indemnitees.  Rights of indemnity (or rights
               ---------------------
to be held harmless) created in this Agreement stated as in favor of either of the parties hereto shall also be in favor of the officers and directors of each respective party and its Affiliates (as hereinafter defined).

          6.7  Reliance Upon Representations and Warranties.  Unless
               --------------------------------------------
any officer or other managerial personnel of any of the parties has actual Knowledge or notice of any facts or circumstances which would contravene any of the representations, warranties and covenants set forth herein, the parties hereto shall be entitled to rely upon the
representations, warranties, and covenants set forth herein.   Any
provision herein to the contrary notwithstanding, neither party shall have any liability or obligation to the other for

                         (Page 49 of 64 pages)
any liability, claim, damage, loss or expense arising out of any fact, inaccuracy or breach concerning any representation or warranty, if the fact, inaccuracy or breach was actually known on the date hereof by an officer or managerial employee of the party in whose favor the representation or warranty runs.


                              ARTICLE VII
                    CONDITIONS PRECEDENT TO CLOSING
                    -------------------------------

          7.1  Mutual Conditions.  The respective obligations of each
               -----------------
party to be bound by the terms and provisions of this Agreement shall be subject to the fulfillment at or prior to Closing of the following condition:

               (a)  Litigation.  As of the Closing Date, no claim,
                    ----------
litigation, proceeding, order, investigation, or inquiry shall be pending against a party or threatened to enjoin or prevent the consummation of the transactions contemplated by this Agreement.

          7.2  Conditions to Independence's Obligations.  The
               ----------------------------------------
obligation of Independence to be bound by the terms and provisions of this Agreement and to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to Closing of the following conditions, unless such performance and compliance shall have been waived in writing by Independence:

               (a)  Representations and Warranties True.  All
                    -----------------------------------
representations and warranties of Atlas contained in Article V shall be true on and as of the Closing Date with the same force and effect as though made on and as of such date.

               (b)  No Material Event.  No casualty, claim, or other
                    -----------------
event, fact, or condition shall have occurred which could materially adversely affect Atlas.

               (c)  Consents and Waivers.  At or prior to Closing, the
                    --------------------
parties hereto shall have obtained all consents and waivers to be obtained by it necessary for the consummation of the transactions contemplated by this Agreement.

               (d)  Performance of Obligations.  At or prior to
                    --------------------------
Closing, Atlas shall have performed all of the obligations to be performed by it under this Agreement prior to Closing, and under any exhibit, schedule, list, agreement, or other instrument relating hereto.

          7.3  Conditions to Atlas' Obligations.  The obligation of
               --------------------------------
Atlas to be bound by the terms and provisions of this Agreement and to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to Closing of the following conditions, unless such performance and compliance shall have been waived in writing by Atlas:

                         (Page 50 of 64 pages)
               (a)  Representations and Warranties True.  All
                    -----------------------------------
representations and warranties of Independence contained in Article IV shall be true on and as of the Closing Date with the same force and effect as though made on and as of such date.

               (b)  No Material Event.  No casualty, claim, or other
                    -----------------
event, fact, or condition shall have occurred which could materially adversely affect the Properties.

               (c)  Consents and Waivers.  At or prior to Closing,
                    --------------------
Independence shall have obtained all consents and waivers to be obtained by it necessary for the consummation of the transactions contemplated by this Agreement.

               (d)  Performance of Obligations.  At or prior to
                    --------------------------
Closing, Independence shall have performed all of the obligations to be performed by it under this Agreement prior to Closing, and under any exhibit, schedule, list, agreement, or other instrument relating hereto.


                             ARTICLE VIII

                        [intentionally omitted]


                              ARTICLE IX
              SURVIVAL OF REPRESENTATIONS AND WARRANTIES

          9.1  Survival.  All statements, representations, warranties,
               --------
indemnities, covenants and agreements made by Atlas shall survive the Closing Date for a period of twenty-four months. Except for the representations of Independence set forth in Sections 4.1(a), 4.1(b), 4.1(c), 4.1(d), 4.1(o), 4.1(p), 4.1(q) and 4.1(r), and the agreement of Independence set forth in Section 6.2(a)(i), which shall survive the Closing for a period of twenty-four months, and for the representations of Independence set forth in Section 4.1(g) and the agreement of Independence set forth in Section 6.2(a)(ii), which shall survive the Closing Date for a period of forty-five days, the statements, representations, warranties, covenants and agreements made by Independence herein shall not survive the Closing Date. The foregoing limitations shall not apply to any right of action based on the parties' obligations set forth in the Deed, the Assignment, the Bill of Sale or the Assumption Agreement, and in the second sentence of Section 6.1, or on the fraud, bad faith or intentional misrepresentation of any party hereto; any such right shall survive the Closing Date until the expiration of the applicable statute of limitations.


                               ARTICLE X
                          GENERAL PROVISIONS
                          ------------------

          10.1 Notices.  Any notice or communication hereunder shall
               -------
be in writing, and shall be mailed by registered or certified mail, return receipt requested, or otherwise sent

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                         (Page 51 of 64 pages)
by facsimile or other similar form of rapid transmission, confirmed by mailing (in the manner stated above) at substantially the same time as such rapid transmission, or personally delivered to the receiving party or an officer thereof. If notice is given by registered or certified mail, it shall be deemed to have been given and received when deposited in the United States mail, return receipt requested, properly addressed, with postage prepaid; and if given otherwise than by registered or certified mail, it shall be deemed to have been given when delivered to and received by the party to whom it is addressed at the time received. The addresses of the parties for the purposes of this Section are as follows:

               Independence Mining Company Inc.
               5251 DTC Parkway, Suite 700
               Englewood, Colorado  80111
               Attention:     Robert W. Micsak
                              Vice President
               Telecopy: (303) 889-0707

               with a copy to:

               Davis, Graham & Stubbs, L.L.C.
               370 Seventeenth Street
               Suite 4700
               Denver, Colorado  80202
               Telecopy: (303) 893-1379
               Attention:     Ronald R. Levine, II

               Atlas Corporation
               370 Seventeenth Street
               Suite 3150
               Denver, Colorado  80202
               Attention:     Gregg B. Shafter
                              Vice President
               Telecopy: (303) 892-8808

               with a copy to:

               Morrison & Foerster
               370 Seventeenth Street, Suite 5200
               Denver, Colorado  80202
               Telecopy: (303) 592-1510
               Attention:     Randy Hubbard

Any party hereto, by written notice to the other party, may change the address for notices to be sent to it.

          10.2 Governing Law.  This Agreement, and the rights and
               -------------
liabilities of the parties hereunder, shall be governed by and construed in accordance with the laws of the

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                         (Page 52 of 64 pages)
State of Colorado governing contracts to be performed wholly within Colorado, without regard to laws that might govern under principles of conflicts of laws applicable thereto.

          10.3 Parties in Interest; Assignment.  All of the terms and
               -------------------------------
provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective parties hereto and their successors and permitted assigns, whether hereinabove so expressed or not. The rights, powers, privileges, and interests hereunder shall be assignable by either party, except as specifically limited by this Agreement.

          10.4 Entire Agreement.  This Agreement contains the entire
               ----------------
agreement and understanding of the parties hereto and supersedes all prior written or oral agreements and understanding between them concerning or relating to the subject matter contained herein. There are no representations, agreements, arrangements, or understandings, oral or written, between the parties hereto relating to the subject matter contained in this Agreement which are not fully expressed herein.

          10.5 Modifications; Waiver.  Any amendment, change or
               ---------------------
modification of this Agreement shall be void unless in writing and signed by all parties hereto. No failure or delay by any party hereto in exercising any right, power or privilege hereunder (and no course of dealing between or among any of the parties) shall operate as a waiver of any such right, power or privilege. No waiver of any default on any one occasion shall constitute a waiver of any subsequent or other default. No single or partial exercise of any such right, power or privilege shall preclude the further or full exercise thereof.

          10.6 Severability.  In the event that any one or more of the
               ------------
provisions contained in this Agreement or in any other instrument or agreement contemplated hereby shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement or any such other instrument or agreement.

          10.7 Remedies Cumulative.  The remedies of the parties under
               -------------------
this Agreement are cumulative and shall not exclude any other remedies to which any party may be lawfully entitled.

          10.8 Attorneys' Fees.  In the event of any controversy,
               ---------------
claim, or dispute between the parties hereto, arising out of or relating to this Agreement or the breach thereof, the prevailing party shall be entitled to recover from the losing party reasonable expenses and attorneys' fees.

          10.9 Counterparts.  This Agreement may be executed in one or
               ------------
more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

          10.10  Further Assurances.  At the request of either
                 ------------------
Independence or Atlas, the parties shall execute and deliver any further instruments, agreements, documents or other papers and take such other action as may be reasonably requested by the other party to effect

                                 -20-

                         (Page 53 of 64 pages)
the purposes of this Agreement and the transactions contemplated hereby; provided, that Atlas' and Independence's obligations in connection with registration of the Shares shall be set forth in the Registration Rights Agreement.

          10.11  Headings.  The Article and Section headings contained
                 --------
in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
References to Articles, Sections, Exhibits, and Schedules are to such hereof.

          10.12  Public Announcements.  Prior to the Closing Date,
                 --------------------
Independence shall obtain Atlas' written consent before making, and Atlas shall obtain Independence's written consent before making, any public announcements with respect to this Agreement, any related agreement or the transactions contemplated hereunder or thereunder, unless such public announcement is required under applicable laws or securities exchange regulations. The consent requirements of this
Section 10.12 shall also apply to any public announcements made by either party concerning the Closing.

          10.13  Confidentiality.  Except as otherwise provided in
                 ---------------
Section 10.12, the parties hereto and their collective representatives shall forever treat confidentially all information concerning the terms and conditions of this Agreement, all related agreements, and of the transactions contemplated hereunder or thereunder (collectively, "Confidential Information"); provided, however, that Confidential Information shall not include information which concerns the Properties or Atlas' operations thereon following the Closing or which is or becomes generally known to the public not as a result of any breach of this provision by any party or its representatives. The obligation to treat the Confidential Information confidentially shall not apply to the extent that any party or its representatives shall be required to disclose any such information in connection with an investigation or legal proceeding where the failure to disclose such information could result in liability for contempt or other censure or penalty; provided, however, that such party and/or its representatives shall notify the other party as soon as possible and in any event prior to such disclosure and shall cooperate with the other party in the event that the other party elects to legally contest such disclosure.

          10.14  Certain Definitions.  As used in this Agreement,
                 -------------------
the terms set forth below, when capitalized, have the following meanings:

               "$" shall mean U.S. dollars.

               "Affiliate" means any person or entity related to a party in such a way that either the party or such person or entity directly or indirectly controls or is controlled by or is under common control with the other. For this purpose, "control" means the power, direct or indirect, to direct or cause direction of management and policies through ownership of voting securities, contract, voting interest or otherwise.

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                         (Page 54 of 64 pages)
               "Environmental Laws" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, requirement or rule of common law, now or previously in effect, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"); the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq.; the Hazardous Materials
                             -- ----
               Transportation Act, 49 U.S.C. Sections 6901 et seq.;
                                                           -- ----
               the Clean Water Act, 33 U.S.C. Sections 1251 et seq.;
                                                            -- ----
               the Toxic Substances Control Act, 15 U.S.C.
               Sections 2601 et seq.; the Clean Air Act, 42 U.S.C.
                             -- ----
               Sections 7401 et seq.; the Safe Drinking Water Act, 42
                             -- ----
               U.S.C. Sections 300f et seq.; the Atomic Energy Act, 42
                                    -- ----
               U.S.C. Sections 2011 et seq.; the Federal Insecticide,
                                    -- ----
               Fungicide and Rodenticide Act, 7 U.S.C. Sections 136
               et seq.; and the Federal Food, Drug and Cosmetic Act,
               -- ----
               21 U.S.C. Sections 301 et seq.
                                      -- ----
               "Hazardous Materials" means (a) petroleum and petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain polychlorinated biphenyls, or (b) any other chemical, material or substance which is (i) designated as a "hazardous substance," pursuant to Section 311 of the Clean Water Act ("CWA"), 33 U.S.C. Section 1251,
               et seq. (33 U.S.C. Section 1321) or listed pursuant to
               -- ---
               Section 307 of the CWA (33 U.S.C. Section 1317, or
               (ii) defined as or included in the definition of a "hazardous waste" pursuant to Section 1004 of the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 6901, et seq. (42 U.S.C. Section 6903),
                                    -- ---
               or (iii) defined as or included in the definition of a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Section 9601,
               et seq., or (iv) defined as or included in the
               -- ---
               definition of a "pollutant" or "contaminant" pursuant to the CWA, RCRA, CERCLA, the Clean Air Act, 33 U.S.C.
               Section 1251 et seq., or comparable state statutes
                            -- ---
               or regulations.

               "Knowledge" or any variation thereof shall mean as to the facts or circumstances represented: (a) actual knowledge of (i) any of the officers of Independence or Jerry W. Bateman, Independence's current Land Manager, with respect to matters concerning Independence, or
               (ii) any of the officers of Atlas, with respect to matters concerning Atlas; or (b) knowledge that any such person should have obtained in conducting a reasonable inquiry as to the relevant business, operations, properties, documents, agreements, and records considering such

                                 -22-

                         (Page 55 of 64 pages)
               person's particular position and responsibilities with Independence, on the one hand, or Atlas, on the other hand.

          10.15  Inconsistencies with Exhibits.  To the extent
                 -----------------------------
there are any inconsistencies between the terms and provisions of this Agreement and the terms and provisions of any Exhibit hereto, the terms and provisions of this Agreement shall control.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day first above written.

                              INDEPENDENCE MINING COMPANY INC.



                              By: Robert W. Micsak
                                 -------------------------------------
                                 Name:  Robert W. Micsak
                                 Title: Vice President


                              ATLAS CORPORATION


                              By: Gary E. Davis
                                 -------------------------------------
                                 Name:  Gary E. Davis
                                 Title: President


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                         (Page 56 of 64 pages)